FOR IMMEDIATE RELEASE

News media contact:	Investor contact:
Jessica Roy Wright Express (207) 523-6763 Jessica_Roy@wrightexpress.com	Steve Elder Wright Express (207) 523-7769 Steve_Elder@wrightexpress.com

Wright Express Extends Its Fuel-Price Risk Management Program through Third Quarter 2010

SOUTH PORTLAND, Maine, August 15, 2008 – Wright Express Corporation (NYSE: WXS) announced today that it has extended its existing fuel-price risk management program through the third quarter of 2010.

On August 11, 2008, the Company purchased instruments to cover its anticipated fuel-price-related earnings exposure for the first three quarters of 2010. At this time, Wright Express has hedged 90% of its anticipated exposure through the fourth quarter of 2009, 80% of its first-quarter 2010 exposure, 53% of its second-quarter 2010 exposure and 27% of its third-quarter 2010 exposure. Going forward, the Company intends to hedge approximately 80% of its fuel-price-related earnings exposure in every quarter, on a rolling basis.

The instruments are designed to enhance the visibility and predictability of the Company’s future earnings. The program uses instruments that create a “costless collar” based upon both the U.S. Department of Energy’s weekly diesel fuel price index and NYMEX unleaded gasoline contracts. The August 11 purchase locked in a fuel price range of approximately $3.60 to $3.66 per gallon. The following table states the approximate range of the collar and percentage of fuel-price-related earnings exposure:

	Q3	Q4	Q1 2009	Q2 2009	Q3	Q4	Q1	Q2	Q3
	2008	2008			2009	2009	2010	2010	2010
Average low end of range	2.53	2.50	2.58	2.67	2.86	3.02	3.25	3.34	3.60

Average top end of range	2.59	2.56	2.64	2.73	2.92	3.08	3.31	3.40	3.66

% Locked in	90%	90%	90%	90%	90%	90%	80%	53%	27%

About Wright Express
Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for approximately 300,000 commercial and government fleets containing 4.5 million vehicles. The Company markets its payment processing services directly and is an outsourcing provider for more than 125 strategic relationships and more than 300 franchisees, and offers a MasterCard-branded corporate card. The Company employs more than 700 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit www.wrightexpress.com.

This press release contains forward-looking statements, including statements regarding Wright Express Corporation’s: belief that it has purchased instruments to cover varying percentages of its anticipated fuel-price-related earnings exposure through the first three quarters of 2010; intention to hedge approximately 80% of its fuel-price-related earnings exposure in every quarter, on a rolling basis; and belief that the instruments will enhance the visibility and predictability of the Company’s future earnings. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: volatility in fuel prices; the effect of the Company’s fuel-price related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services; the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; changes in interest rates; and, the other risks and uncertainties outlined in the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed with the SEC on February 28, 2008 and its subsequent filings with the SEC. Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.

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